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                                     [Letterhead]


                                   January 8, 1997



Suiza Foods Corporation
3811 Turtle Creek Blvd.
Suite 1300
Dallas, Texas  75219

Ladies and Gentlemen:

    We have acted as counsel to Suiza Foods Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of (i) 2,200,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), for sale by the Company (the "Company Shares"), and (ii) 700,000 shares of Common Stock for sale by certain selling stockholders Company and up to an additional 435,000 shares of Common Stock subject to an over-allotment option granted to the underwriters (the "Underwriters") by the selling stockholders (collectively, the "Selling Stockholder Shares"), pursuant to a Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission on December 19, 1996. Upon registration, the Company and the selling stockholders propose to sell such shares to the Underwriters listed in the final Prospectus (the "Prospectus") which forms a part of the Registration Statement.

    In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

    Based on the foregoing, we are of the opinion that: (i) assuming the Pricing Committee of the Board of Directors duly approves the Company Shares for issuance and the price of such shares, the Company Shares, when issued and sold to the Underwriters as described in the Registration Statement, will be validly issued, fully paid and nonassessable, and (ii) the Selling Stockholder Shares are validly issued, fully paid and nonassessable.
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Suiza Foods Corporation
January 8, 1997
Page 2

    This opinion may be filed as an exhibit to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Company Shares and the Selling Stockholder Shares under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. We also call to your attention the fact that a member of this firm owns 41,795 shares of Common Stock, as reflected in the Prospectus under the caption "Legal Matters".


                                  Very truly yours,


                                  /s/ Hughes & Luce, L.L.P.